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CONVENIENCE TRANSLATION

Agreement Company Pensions

Between

Mr. Sanjiv Lamba, born on 12 September 1964
resident:    11 Greenwood Walk, Singapore 289103
Pers. Id:    2004153
- hereinafter the "Contractual Party" -

and

Linde Aktiengesellschaft
- hereinafter the “Company” -

as well as

Linde Holding GmbH
- hereinafter the "Engaging Entity " -

Preamble

The Contractual Partner is engaged by the Company since 15.11.1989 and his engagement with the Company shall end as of 30.09.2019 (“Termination Date”) in order to change the engaging entity. The Company has granted the Contractual Partner a direct pension commitment pursuant to sec. 12 of his service agreement dated 09.03./04.04.2011 (“Pension Commitment”). The obligation, resulting from the Pension Commitment, to make certain pension payments upon occurrence of a pension event (“Pension Entitlements”) shall be transferred to the Engaging Entity with exonerating effect.

The Company has entered into a trust agreement (“Contractual Trust Arrangement”) dated 8/9 May 2017 with Linde Vorsorge Aktiv Fonds e.V. (“Trust”), under which the Trust – as trustee - undertakes to secure the Pension Obligations as well as pension commitments towards other pension beneficiaries (together the “Pension Entitlements”) against an insolvency by way of a so called contractual trust arrangement (“CTA”). In this context, the Company has transferred

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certain assets (“Trust Assets”) to the Trust which are dedicated to provide for a funding and to securing the Pension Entitlements. The Engaging Entity shall voluntarily continue the funding and securing of the Pension Obligations under an own CTA.

Now, therefore, the parties agree upon the following:

1.
As from the day subsequent to the Termination Date, the Engaging Entity enters into the Pension Commitment as well as the Pension Obligations resulting therefrom pursuant to sec. 4 of the German Act on Company Pensions (BetrAVG) with exonerating effect and with the proviso that the complete time of service which the Contractual Partner performed at the Company is deemed to count as time of service at the Engaging Entity in respect of both, the existence of the Pension Commitment and the amount of the Pension Obligations.

2.
As compensation for the assumption of the Pension Obligations by the Engaging Entity, the Company undertakes to ensure that trust assets shall be transferred from the CTA of the Company to the CTA of the Engaging Entity, whereby the value of the assets to be transferred shall be the value of the Trust Assets times the amount of Pension Obligations allocated to the Contractual Partner and divided by the total amount of pension obligations (as relevant under the Contractual Trust Arrangement).

3.	The Engaging Entity is obliged to continue the pension commitment referred to in sec. 1 hereof without changes.

4.
The Contractual Partner agrees to the transfer and assumption of the Pension Commitment by the Engaging Entity with exonerating effect. The Contractual Partner declares irrevocably that with the settlement of this agreement, no further pension entitlements pursuant to the German Act on Company Pensions exist towards the Company. As a precaution, the Contractual Partner herewith explicitly waives all pension entitlements towards the Company.

5.
In the case that the Contractual Partner or his dependents nevertheless make any claim under the Pension Commitment against the Company, the Engaging Entity is obliged to reimburse to the Company all costs resulting from the claim and to indemnify and hold harmless the Company from any and all obligations resulting from such claim, whereby it shall be the Company’s choice whether by payment to the Company, to the Contractual Partner or his dependents or to any third party as determined by the Company.

6.	Any amendments or supplements to this agreement shall require written form to be valid. The same shall apply in respect of a waiver of the requirement of written form.

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7.
Should any provisions of this agreement be or become invalid, the remaining provisions shall remain unaffected thereby. Instead of the invalid provision as well as in case of any gaps in this agreement, an adequate regulation is to be agreed upon which comes as close as possible to the parties’ commercial intention or which comes as close as possible to what the parties would have agreed upon if they had thought of the matter in the first place, respectively.

8.
German statutory law shall apply for any disputes concerning the validity of this agreement as well as concerning any claims and rights resulting from or in connection with this agreement. The place of jurisdiction shall be the seat of Linde Holding GmbH.

Pullach, 20/12/2019                /s/ Christoph Hammerl
Place, Date                    Linde Aktiengesellschaft

Pullach, 20/12/2019                /s/ Christoph Hammerl
Place, Date                    Linde Holding AG

Singapore, 20/12/2019            /s/ Sanjiv Lamba
Place, Date                    Sanjiv Lamba

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